Exhibit 4.6

THE WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ALL APPLICABLE STATES OF THE UNITED STATES OR ARE OFFERED AND SOLD IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAW, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANIES AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANIES AS TO THE AVAILABILITY OF AN EXEMPTION.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE WARRANT MUST NOT TRADE THE WARRANT OR THE SHARES ISSUABLE HEREUNDER BEFORE THE DATE THAT IS FOUR (4)MONTHS AND A DAY AFTER THE LATER OF (i) MARCH 19, 2013 AND(ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

THE WARRANT AND THE SHARES ISSUABLE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF AN AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT MADE AS OF MARCH 19, 2013, AS AMENDED FROM TIME TO TIME, AND SUCH SECURITIES ARE NOT TRANSFERABLE ON THE BOOKS OF THE COMPANIES EXCEPT IN ACCORDANCE AND COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SHAREHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

WARRANT AGREEMENT dated as of March 19, 2013;

B E T W E E N:

PFIZER INC. (along with any permitted assignee or transferee pursuant to Section 10 hereof, the “Holder”)

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AQUINOX PHARMACEUTICALS INC., a corporation governed by the laws of Canada (“Aquinox Canada”)

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AQUINOX PHARMACEUTICALS (USA) INC., a corporation governed by the laws of Delaware (“Aquinox US”)

WHEREAS, Aquinox Canada and Aquinox US (each a “Company” and, collectively, the “Companies”) have agreed to grant to the Holder an irrevocable warrant (the “Warrant”) to purchase a certain number of Option Securities, subject to the provisions and upon the terms and conditions set out in this Warrant Agreement, in consideration for the Holder subscribing for certain shares of the Companies pursuant to a stock subscription agreement dated as of March 19, 2013 between the Companies, the Holder and certain other investors (the “Stock Subscription Agreement”).

NOW THEREFORE, THIS WARRANT AGREEMENT WITNESSETH that in consideration of the premises and mutual agreements set forth herein, it is hereby agreed by the parties hereto as follows:

1.	Defined Terms

In this Warrant Agreement:

(a)	“Affiliate” has the meaning given in the United States Securities Act of 1933, as amended;

(b)	“Amended & Restated Certificate of Incorporation” means the sixth amended and restated Certificate of Incorporation of Aquinox US;

(c)	“Canadian Special Voting Shares” means the special voting shares in the capital of Aquinox Canada;

(d)	“Change of Control Event” means:

(i)	any acquisition of Aquinox US by means of merger, share exchange or other form of corporate reorganization in which the stockholders of Aquinox US immediately prior to such event do not hold a majority of the outstanding shares or interest of (A) the surviving corporation or entity or (B) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, and in which outstanding shares of Aquinox US are exchanged for securities or other consideration issued (or caused to be issued) by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), or any transaction or series of related transactions to which Aquinox US is a party in which in excess of fifty percent (50%) of voting power in Aquinox US is transferred;

(ii)	any sale or other disposition (or series of related sales or dispositions) of the outstanding stock of Aquinox US, in any transaction or series of transactions not contemplated by clause (i) above, in which the stockholders immediately prior to such event do not hold a majority of the outstanding stock of Aquinox US immediately after such event;

(iii)	any sale, license, lease or disposition of all or substantially all of the assets of Aquinox US;

(iv)	any discontinuance of the business activities of Aquinox US, and its affiliates, of a substantial and material extent and duration, provided that the determination of such discontinuance has been confirmed by the affirmative vote or written consent of the Preferred Shareholders by Preferred Shareholder Approval (the date of such Preferred Shareholder Approval shall be deemed to be the effective date of such discontinuance for purposes of this Warrant Agreement); or

(v)	any similar transaction or event as described in clauses (i) through (iv) above as to Aquinox Canada;

(e)	“Common Shares” means shares of common stock in the capital of Aquinox US;

(f)	“Exchange Agreement” means the amended and restated exchange agreement made as of March 19, 2013 between the Companies and the shareholders of each of the Companies, as further amended, supplemented or restated from time to time;

(g)	“Exchange Agreement Counterpart” means a counterpart signature page to the Exchange Agreement, substantially in the form attached to the Exchange Agreement;

(h)	“Exchange Time” means the time at which there are no Exchangeable Shares issued and outstanding;

(i)	“Exchangeable Shares” has the meaning given in the articles of Aquinox Canada;

(j)	“Exercise Price” means the subscription price of US$0.01 per Option Security, subject to adjustment pursuant to the terms hereof;

(k)	“Issue Date” means March 19, 2013;

(l)	“Liquidation Event” means (i) any Change of Control Event or (ii) the liquidation, dissolution or winding-up of Aquinox Canada or Aquinox US or any other distribution of the assets of Aquinox Canada or Aquinox US among its shareholders for the purpose of winding up its affairs;

(m)	“Option Security” means (i) at any time prior to the Exchange Time, one Unit and (ii) at any time after the Exchange Time, one Series C Share;

(n)	“Preferred Shareholder” has the meaning set forth in the Amended & Restated Certificate of Incorporation;

(o)	“Preferred Shareholder Approval” has the meaning set forth in the Amended & Restated Certificate of Incorporation;

(p)	“Series C Shares” means the shares of Series C preferred stock in the capital of Aquinox US;

(q)	“Shareholders’ Agreement” means the amended and restated shareholders’ agreement made as of March 19, 2013 between the Companies and certain shareholders of the Companies, as amended, supplemented or restated from time to time;

(r)	“Underlying Securities” means, if the Warrant is exercised before the Exchange Time, the Series C Shares and Canadian Special Voting Shares issuable upon exercise of the Warrant and, if the Warrant is exercised after the Exchange Time, the Series C Shares issuable upon exercise of the Warrant, in each case as may be adjusted as contemplated in Section 6; and

(s)	“Unit” means a unit consisting of one Series C Share and one Canadian Special Voting Share.

2.	Grant of Warrant

The Companies hereby grant the Holder an irrevocable Warrant to purchase 339,287 Option Securities at an exercise price per Option Security equal to the Exercise Price, subject to the provisions and upon the terms and conditions hereof. The Exercise Price and kind and number of Option Securities issuable upon exercise of the Warrant are subject to adjustment as provided in Section 6 hereof.

3.	Term

The Warrant is exercisable, in whole or in part, at any time and from time to time commencing on the date hereof and continuing up to 5:00 p.m. (Vancouver time) (the “Expiry Time”) on the date that is the earliest of (a) ten years from the Issue Date and (b) the date upon which a Liquidation Event occurs, at which time the Warrant shall terminate. Nothing contained herein shall confer any right upon the Holder or any other person to subscribe for or purchase any securities of either of the Companies at any time subsequent to the Expiry Time and, if not exercised on or before the Expiry Time, from and after such time the Warrant and all rights of the Holder hereunder shall be void and of no value.

4.	Exercise of Warrant

(a)	Manner of Exercise.

Subject to Section 3 above, the Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time after the Issue Date, at the election of the Holder, by delivering to the principal place of business of the Companies as set out in Section 16:

(i)	a duly executed notice of exercise in substantially the form attached hereto as Exhibit “A” (“Notice of Exercise”);

(ii)	if the Holder is exercising the Warrant to acquire Units and is not already a party to the Exchange Agreement, an Exchange Agreement Counterpart duly executed by the Holder or a covenant to do so upon being provided by Aquinox Canada with a copy of the Exchange Agreement;

(iii)	if the Holder is not already a party to the Shareholders’ Agreement, a duly executed agreement, in form and substance acceptable to the Companies, pursuant to which the Holder agrees to become a party to the Shareholders’ Agreement; and

(iv)	a certified cheque, bank draft or wire transfer of an amount equal to the aggregate Exercise Price for the number of Option Securities being purchased as specified in the Notice of Exercise.

(b)	Net Exercise.

In lieu of exercising this Warrant as provided in Section 4(a), the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Companies together with notice of such election (a “Net Exercise”). In the event of such a Net Exercise, the Companies shall issue to such Holder a number of Option Securities computed using the following formula:

X =	Y (A - B)
A

Where

X =	the number of Option Securities to be issued to the Holder

Y =	the number of Option Securities purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation)

A =	the fair market value of one (1) Option Security (at the date of such calculation)

B =	the Exercise Price (as adjusted to the date of such calculations)

For purposes of this Section 4(b), the fair market value of an Option Security shall mean the average of the closing price of the Option Security quoted in the over-the-counter market in which the Option Securities are traded or the closing price quoted on any exchange or electronic securities market on which the Option Securities are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Option Securities were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4(b) in connection with a Qualified IPO (as defined in the Amended & Restated Certificate of Incorporation), the fair market value per Option Security shall be the product of (i) the per share offering price to the public of such Qualified IPO, and (ii) the number of Common Shares into which an Option Security is convertible at the time of such exercise. If the Option Securities are not traded on an over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Option Security that the applicable Company could obtain from a willing buyer for Option Securities sold by such Company from authorized but unissued Option Securities, as such prices shall be determined in good faith by the applicable Company’s Boards of Directors.

(c)	Automatic Exercise.

Notwithstanding the provisions of this Section 4, if the Holder has not exercised this Warrant prior to the Expiry Time, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 4(b), without any further action on behalf of the Holder, immediately prior to such date.

(d)	Other Conditions Applicable to Exercise.

(i)	In the event of the exercise of the Warrant, certificate(s) for the Underlying Securities so purchased shall be delivered to the Holder as soon as possible (and in any event within 10 business days) after receipt of such notice and the applicable aggregate Exercise Price.

(ii)	Notwithstanding the foregoing, the Warrant may not be exercised unless an exemption from the registration requirements of the 1933 Act and all applicable state securities laws is available and the Holder has delivered to the Companies an opinion of counsel reasonably satisfactory to the Companies to such effect; provided, however, that the original purchaser of this Warrant shall not be required to deliver an opinion of counsel in connection with its exercise of this Warrant if it confirms in writing that the representations and warranties set forth in Section 4.1(e) (as applicable to the Holder) of the Stock Subscription Agreement remain true and correct.

(iii)

If the Holder exercises the Warrant pursuant to this Section 4 after delivery to the Holder by the Companies of notice of a proposed Liquidation Event or other event for which notice must be provided by the Companies to the Holder under Section 7, the Holder may, by written instruction to the Companies, make such exercise conditional upon (i) the completion of the Liquidation Event or the occurrence of the record date or the date for determining rights to vote for, or the closing or effectiveness of, such other event, as applicable, and/or (ii) the occurrence or absence of any other fact, provided that any such fact is readily ascertainable by the Companies prior to the completion of the Liquidation Event or the occurrence of the record date or the date for determining rights to vote for, or the closing or effectiveness of, such other event, as applicable. Any such conditional exercise will be deemed effective immediately prior to the completion of the Liquidation Event or the occurrence of the record date or the date for determining rights to vote for, or the closing or effectiveness of, the other event, as applicable. If the Companies, acting in good faith, determine that the proposed Liquidation Event or other event will not complete, occur, close or become effective, as applicable, or that the conditions of such conditional exercise will otherwise not be satisfied, the Companies shall return to the Holder all documents and payments delivered to the Companies by the Holder in connection with a conditional exercise by the Holder pursuant to this paragraph. Notwithstanding any other provision hereof, certificates for shares issued pursuant to a conditional exercise pursuant to this paragraph will be delivered at the time of the completion, occurrence, closing or effectiveness of the Liquidation Event or other event.

5.	Underlying Securities Fully Paid; Reservation of Underlying Securities

All Underlying Securities that may be issued upon the exercise of the Warrant will, upon issuance and upon receipt of the Exercise Price and a duly completed Notice of Exercise by the Companies, be issued as fully paid and non-assessable, and free from all liens and charges with respect to the issue thereof. During the period within which the rights represented by the Warrant may be exercised, the Companies will at all times have authorized and reserved, for the purpose of issuance upon exercise of the Warrant, a sufficient number of Underlying Securities to provide for the exercise in full of the Warrant.

6.	Events of Adjustments

(a)	Share Reorganizations. If at any time prior to the Expiry Time (i) either of the Companies issues Underlying Securities or other securities convertible into or exchangeable or exercisable for Underlying Securities by way of a stock dividend or other distribution on any of the Underlying Securities, subdivides or redivides any of its outstanding Underlying Securities into a greater number of shares or consolidates or combines any of its outstanding Underlying Securities into a lesser number of shares or (ii) there is any reclassification, recapitalization, substitution, capital reorganization or other event resulting in a change in the Underlying Securities (any such event, a “Share Reorganization”), then, effective immediately after the record date or effective date of such Share Reorganization, as the case may be, in any such event, the Holder shall be entitled to receive, upon exercise of the Warrant, the number and kind of securities or other property that the Holder would have received upon exercise of the Warrant if the Warrant had been exercised immediately before such record date or effective date, as the case may be. If necessary as a result of such Share Reorganization, such adjustments shall be made to the Exercise Price so that the aggregate Exercise Price required to be paid by the Holder upon full exercise of the Warrant shall not be affected.

(b)

Special Distributions. If at any time prior to the Expiry Time either of the Companies makes a distribution to all or substantially all of the holders of any of the Underlying Securities of (i) shares of such Company, (ii) rights, options or warrants to purchase shares of such Company, (iii) evidences of indebtedness, or (iv) cash, securities or other property or assets (other than cash dividends determined by the board of directors of such Company to be paid in the ordinary course) which, in each case, does not constitute a Share Reorganization (any such event, a “Corporate Reorganization”), then, effective immediately after the record date for such dividend or distribution, the Holder shall be entitled to receive, upon exercise or the Warrant, the number and kind of securities or other property that the Holder would have received upon exercise of the Warrant if the Warrant had been exercised immediately before the record date for such distribution. If necessary as a result of such Corporate Reorganization, such adjustments shall be made to the Exercise Price so that the aggregate Exercise Price required to be paid by the Holder upon full exercise of the Warrant shall not be affected.

(c)	Other Adjustments. If at any time prior to the Expiry Time either of the Companies shall take any action affecting its capital stock to which the adjustment provisions set forth in Section 6(a) or (b) do not apply, the Companies shall make any such other appropriate or equitable adjustment to the Exercise Price and/or number and kind of securities or property issuable upon the exercise of the Warrant as the directors of the Companies shall in good faith determine are necessary or desirable to protect the Holder’s rights under this Warrant Agreement from impairment.

(d)	Adjustments Successive. The adjustments provided for in this Section 6 are cumulative, shall, in the case of any adjustment to the Exercise Price, be computed to the nearest one-tenth of one cent and, in the case of any adjustment to the number of Underlying Securities purchasable upon exercise of the Warrant, be computed to the nearest one one-hundredth of one share of such Underlying Security, as the case may be, and will apply (without duplication) to successive Share Reorganizations, Corporate Reorganizations or other events resulting in any adjustment under the provisions hereof.

(e)	Fractional Shares. Notwithstanding Section 6(d), no fractions of Underlying Securities shall be issuable upon exercise or conversion of the Warrant and the number of Underlying Securities to be issued shall be rounded down to the nearest whole security. Where a fractional Underlying Security, but for this Section 6(e), would have been issued upon the exercise of the Warrant, in lieu thereof there shall be promptly paid to the Holder an amount (rounded to the nearest US$0.01) equal to the product obtained by multiplying such fractional share interest by the fair market value of the Underlying Security at the date of due exercise of this Warrant determined by the Companies in good faith, provided that such payment shall only be made if such amount, together with any other payments in lieu of fractional interests payable to the Holder, is equal to or greater than US$10.

(f)	No Impairment. Neither of the Companies shall, by amendment of their respective constating documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid or frustrate the observance or performance of any of the terms to be observed or performed under this Warrant Agreement, but shall at all times in good faith assist in carrying out all the provisions of this Section 6 and in taking all such action or making such adjustments as may be necessary, appropriate or equitable in the circumstances, acting reasonably, in order to protect the Holder’s rights under this Section 6 against impairment.

(g)	Certificate as to Adjustments. Whenever there shall occur an event giving rise to an adjustment under this Section 6, the Companies shall, at their own expense promptly compute such adjustment and furnish the Holder with a certificate signed by each of their respective president or chief financial officer setting forth the adjustment and the facts upon which such adjustment is based. The Companies shall, upon written request, furnish the Holder with a certificate setting out the Exercise Price and the number and kind of securities or other property issuable upon the exercise of the Warrant in effect upon the date thereof and adjustments leading thereto.

7.	Notice of Certain Events

If either of the Companies proposes at any time to (a) declare any dividend or distribution upon any of its outstanding shares, whether in cash, property, shares, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, (b) offer for subscription pro rata to the holders of any class or series of its shares any additional shares or securities of any class or series or other rights, (c) effect any reclassification or recapitalization of any of its shares outstanding, (d) merge or consolidate with or into any other corporation, (e) sell, lease or convey all or substantially all of its assets, (f) liquidate, dissolve or wind up its business or affairs or (g) otherwise effect a Liquidation Event, then, in connection with each such event, such Company shall send to the Holder (i) at least 14 days prior written notice of the date on which a record will be taken for the holders entitled to receive such dividend, distribution, or subscription rights (and specifying the date on which the holders of such shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in paragraphs (c), (d), (e), (f) and (g) above, and (ii) in the case of matters referred to in paragraphs (c), (d), (e), (f) and (g) above, at least 14 days prior written notice of the expected closing or effective date when the same shall take place (and specifying the date on which the holders of such shares shall be entitled to exchange their shares for securities or other property upon the occurrence of such event).

8.	Representations and Warranties of the Companies

Each of the Companies hereby jointly and severally represents and warrants to the Holder as follows:

(a)	such Company is a corporation duly incorporated, organized and validly subsisting under the laws of its jurisdiction of incorporation and is in good standing under such laws;

(b)	such Company has full corporate power, authority and capacity to execute and deliver this Warrant Agreement and to perform all of its obligations contemplated herein, including the issue, sale and delivery of the Option Securities issuable by such Company upon due exercise of the Warrant;

(c)	the entering into, execution and delivery of this Warrant Agreement and the consummation of the transactions herein contemplated, including the issue, sale and delivery of the Option Securities issuable by such Company upon due exercise of the Warrant, have been duly authorized by all necessary corporate action on behalf of such Company;

(d)	this Warrant Agreement is a legal, valid and, assuming due execution and delivery by the Holder, binding obligation of such Company, enforceable in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting creditors’ rights and (ii) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies;

(e)	upon exercise of the Warrant in accordance with its terms, the Option Securities issuable by such Company upon such exercise will be validly issued to the Holder as fully-paid and non-assessable shares in the capital of such Company; and

(f)	the execution and delivery by such Company of this Warrant Agreement, together with any other documentation associated herewith or therewith, and the consummation by such Company of the transactions contemplated herein or therein, will not conflict with, or result in the violation of or constitute a default under, with the passage of time or the giving of notice, or both, their respective constating documents, any applicable law, rule or regulation or the terms and provisions of any contract, judgement, decree or order to which such Company is a party or by which it is bound.

9.	Legends

(a)	The Holder agrees that the certificates representing the Option Securities may bear such restrictive legends as are prescribed by applicable securities laws and the Exchange Agreement and Shareholders’ Agreement. Without limiting the generality of the foregoing, the certificate(s) representing any Underlying Securities issued upon exercise of the Warrant, and any securities issued upon exchange, conversion or redemption of such Underlying Securities, and any certificates issued in exchange or in substitution therefor will, until no longer required under applicable securities laws or in relation to the Exchange Agreement and the Shareholders’ Agreement, as applicable, bear legends in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ALL APPLICABLE STATES OF THE UNITED STATES OR ARE OFFERED AND SOLD IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAW, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT MADE AS OF MARCH 19, 2013, AS AMENDED FROM TIME TO TIME, AND SUCH SECURITIES ARE NOT TRANSFERABLE ON THE BOOKS OF THE COMPANY EXCEPT IN ACCORDANCE AND COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SHAREHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

(b)	If the certificate represents shares of Aquinox Canada:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE LATER OF (1) MARCH 19, 2013, AND (2) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ALL THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED EXCHANGE AGREEMENT MADE AS OF MARCH 19, 2013 AMONG, INTER ALIA, AQUINOX PHARMACEUTICALS INC., AQUINOX PHARMACEUTICALS (USA) INC. AND THE HOLDERS OF THE SHARES OF SUCH COMPANIES, AS IT MAY BE FURTHER AMENDED, WHICH AGREEMENT CONSTITUTES A UNANIMOUS SHAREHOLDERS AGREEMENT WITHIN THE MEANING OF THE CANADA BUSINESS CORPORATIONS ACT AND CONTAINS, AMONG OTHER THINGS, RESTRICTIONS ON THE RIGHT OF THE HOLDER HEREOF TO TRANSFER OR SELL THE SECURITIES. A COPY OF SUCH EXCHANGE AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE CORPORATION.

(c)	If the certificate represents shares of Aquinox US:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ALL THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED EXCHANGE AGREEMENT MADE AS OF MARCH 19, 2013 AMONG, INTER ALIA, AQUINOX PHARMACEUTICALS INC., AQUINOX PHARMACEUTICALS (USA) INC. AND THE HOLDERS OF THE SHARES OF SUCH COMPANIES, AS IT MAY BE FURTHER AMENDED, WHICH AGREEMENT CONTAINS, AMONG OTHER THINGS, RESTRICTIONS ON THE RIGHT OF THE HOLDER HEREOF TO TRANSFER OR SELL THE SECURITIES. A COPY OF SUCH EXCHANGE AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE CORPORATION.

10.	Transfer

The Holder may not transfer or assign all or any portion of the Warrant without the prior written consent of the Companies, which consent shall be in the sole discretion of the Companies (unless the proposed transferee or assignee is an Affiliate of the Holder, in which case such consent shall not be necessary to effect such transfer or assignment). Without limiting the generality of the foregoing, the Holder may not transfer or assign all or any portion of the Warrant or the Underlying Securities (or any securities issuable, directly or indirectly, upon conversion or exchange of the Underlying Securities) without compliance with (a) applicable U.S. federal and state and Canadian provincial securities laws by the transferor and the transferee (which may include, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Companies) and (b) the provisions of the Shareholders’ Agreement (including without limitation Article 7 of the Shareholders’ Agreement).

11.	Rights as Shareholders

Prior to the exercise of the Holder’s rights under this Warrant Agreement, the Holder shall not, by virtue of this Warrant Agreement, be entitled to vote or receive dividends and shall not be deemed a shareholder, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a shareholder of either of the Companies or any right to vote for the election of directors or upon any matter submitted to the shareholders of either of the Companies at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Underlying Securities purchasable upon the exercise hereof shall have become deliverable, as provided herein. Thereafter, the Holder shall have all of the rights generally applicable to holders of Option Securities.

12.	Allocation of Exercise Price

(a)	On the exercise of the Warrant into Units, the Exercise Price per Unit shall be allocated US$0.0099 as to the Series C Share included in such Unit and US$0.0001 as to the Canadian Special Voting Share included in such Unit, subject to adjustment in order to reflect any adjustment to the number and kind of securities issuable upon exercise of the Warrant under Section 6 hereof.

(b)	On the exercise of the Warrant into Common Shares, the entire Exercise Price shall be allocated to such Common Shares, subject to adjustment in order to reflect any adjustment to the number and kind of securities issuable upon exercise of the Warrant under Section 6 hereof.

13.	Taxes

The issuance of any share or other certificate upon the exercise of the Warrant shall be made without charge to the Holder for any tax in respect of the issuance of such certificate. Neither of the Companies shall, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder and neither of the Companies shall be required to issue or deliver any such certificates unless and until the person or persons requesting the issuance thereof shall have paid to the applicable Company the amount of such tax or shall have established to the satisfaction of such Company that such tax has been paid. The Holder shall be responsible for all other tax liability that may arise as result of holding or transferring the Warrant or receiving Option Securities or other securities or property upon exercise thereof.

14.	Expenses

All expenses relating to the Companies’ performance of or compliance with the provisions set forth herein shall be paid by the Companies, unless otherwise expressly provided herein. Notwithstanding the foregoing, neither of the Companies shall be liable for any costs, fees or expenses of the Holder in relating to any exercise or transfer by the Holder of the Warrant.

15.	Amendment and Waiver

Notwithstanding Section 6(c), this Warrant Agreement may only be amended by an instrument in writing signed by each of the parties hereto. A provision of this Agreement may be waived only by an instrument in writing signed by the party which has agreed or proposes to waive such provision.

16.	Notices

Unless otherwise expressly provided in this Warrant Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party addressed as follows:

All notices to the Companies shall be addressed as follows:

Aquinox Pharmaceuticals Inc. Suite 430, 5600 Parkwood Way Richmond, BC V6V 2M2 Canada		Aquinox Pharmaceuticals (USA) Inc. Suite 430, 5600 Parkwood Way Richmond, BC V6V 2M2 Canada

Attention:	David Main	Attention:	David Main
Facsimile:	778-331-4486	Facsimile:	778-331-4486

With a copy to:

McCarthy Tétrault LLP 777 Dunsmuir Street Suite 1300 PO Box 10424 Pacific Centre Vancouver BC V7Y 1K2

Attention:	Robin Mahood
Fax:	604-622-5796
E-mail:	rmahood@mccarthy.ca

All notices to the Holder shall be addressed and sent to the Holder at the address specified in the Stock Subscription Agreement or to such other address as the Holder may hereafter specify for the purpose by notice to the Companies in accordance with this Section 16.

Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 16 and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or in the case of electronic transmission, received) at the address specified in this Section 16.

17.	Enurement

The terms and conditions of this Warrant Agreement shall enure to the benefit of, and be binding upon, the Companies and the holders hereof and their respective permitted successors and assigns.

18.	Survival

The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

19.	Miscellaneous Interpretation Matters

Unless the context otherwise necessarily requires, the following provisions shall govern the interpretation of this Warrant Agreement:

(a)	words used herein importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(b)	the division of this Warrant Agreement into Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof; and

(c)	“this Warrant Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Warrant Agreement and not to any particular Section, subsection, clause, subdivision, paragraph or other portion hereof and include any and every instrument amending, supplementing or replacing this Warrant Agreement.

20.	Currency

Any reference to “dollars” or “$” herein is to lawful currency of the United States.

21.	Governing Law

This Warrant shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any dispute related to this Warrant.

22.	Counterparts

This Warrant Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Warrant as of the day and year first written above.

AQUINOX PHARMACEUTICALS INC.	AQUINOX PHARMACEUTICALS (USA) INC.

/s/ David J. Main	/s/ David J. Main
Name:	Name:
Title:	Title:

PFIZER INC.

/s/ Barbara Dalton
Name: Barbara Dalton
Title: Vice President, Venture Capital
Worldwide Business Development

EXHIBIT “A”

NOTICE OF EXERCISE

Capitalized terms in this Notice of Exercise have the meaning ascribed thereto in the Warrant Agreement to which this Notice of Exercise is attached (the “Warrant Agreement”).

[Check the appropriate box.]

Exercise. The undersigned hereby elects to purchase:

❑	at any time prior to the Exchange Time, Option Securities consisting of Units consisting of one Series C Share and one Canadian Special Voting Share

❑	at any time after the Exchange Time, Option Securities consisting of Common Share(s) of Aquinox US,

pursuant to the terms of the Warrant Agreement, and tenders herewith payment of the Exercise Price for such securities, in full.

Please issue a certificate or certificates representing the securities for which the Warrant is exercised in the name of the undersigned and deliver the certificate(s) to the address below, unless otherwise indicated under “Registration Instructions” or “Delivery Instructions” below:

Pfizer Inc.

235 East 42nd Street

New York, New York

10017 USA

The undersigned represents and warrants to the Companies that: (i) it is acquiring the above securities solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws; (ii) it is an “accredited investor” as defined in Rule 501 promulgated under the United States Securities Act of 1933, as amended; and (iii) without limiting the generality of the foregoing, the representations and warranties of the Holder set forth in Section 4.1(e) (as applicable to the undersigned) of the Stock Subscription Agreement are true and correct with respect to the undersigned as if made on the date hereof.

Pfizer Inc.

Name

Address

(Signature)

(Date)

Registration Instructions (if different from above):	Delivery Instructions (if different from above):

Name	Name

Address	Address

Taxpayer Identification Number

2